PRICE ENTERPRISES, INC.
                   ANNOUNCES ACQUISITION OF AN OFFICE COMPLEX

SAN DIEGO,  California,  May 4/PR Newswire/ - Price  Enterprises,  Inc. (Nasdaq:
PREN) announced today the acquisition of a four-building 300,000 square foot office complex on the Highway 50 corridor of Sacramento, California. The project, completed in 1995, is fully occupied under long term leases by two AT&T subsidiaries and Level One Communications, Inc., a well-capitalized technology company.

The property was acquired from a partnership controlled by Sol Price, a major stockholder. The all-cash purchase price of $35,551,000 was approximately 8% below the value determined by an independently prepared appraisal commissioned by the Company. The Company expects this investment to generate an initial annual return of approximately 10%.

The Company considers the favorable purchase price and the related investment return, the long term leases, the Company's strong presence in Sacramento, and the strong credit standing of the tenants to be an attractive opportunity for its stockholders.

The Company funded this acquisition through available cash and an advance of $14,575,000 under its $75,000,000 unsecured revolving credit facility with Union Bank of Switzerland. The initial interest rate is LIBOR plus 80 basis points (initially 6.46%).

Price Enterprises, Inc. is operating as a real estate investment trust whose principal business is to acquire, develop, operate, manage and lease real property. The Company's current real estate portfolio consists of 29 commercial properties located primarily in the West and Northeast and which are principally leased to major retail tenants. This is the Company's second major acquisition since becoming a REIT as of September 2, 1997. On December 31, 1997, the Company acquired a $24 million power center in the Sacramento metropolitan area.

This press release contains forward-looking statements that are subject to risks and uncertainties that might cause actual results to differ from those foreseen, including the competition for acquisition of real estate, and the Company's dependence on rental income from real property as well as the other risks detailed in the Company's SEC reports, including the report on Form 10-K filed on March 27, 1998.

-0- CONTRACT: Gary W. Nielson, Executive Vice President and Chief Financial Officer, 619-581-5430/